UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

MSC – Medical Services Company

(Exact name of registrant as specified in its charter)

Florida	333-132913	59-2997634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

841 Prudential Drive, Suite 900

Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 646-0199

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A is being filed to amend the Form 8-K filed by MSC – Medical Services Company on June 18, 2008 (the “Original Form 8-K”) in order to correct typographical errors and make other clarifications in Item 1.01 of the Original Form 8-K.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As MSC – Medical Services Company, a Florida corporation (“MSC” or the “Company”) reported on June 13, 2008 in its Current Report on Form 8-K, on June 12, 2008, Express Scripts, Inc., a Delaware corporation (“Express”), the Company, MCP-MSC Acquisition, Inc., a Delaware corporation (“MCP” or the “Parent”), and MSC Group, Inc., a Delaware corporation (“Group”) entered into an Acquisition Agreement (the “Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions contained therein, Express will purchase the Pharmacy Services Division of MSC (“PBM”) from Parent for $248 million, subject to certain purchase price adjustments.

Pursuant to the Agreement (i) prior to the closing of the transactions contemplated by the Agreement, the Company will contribute all of the assets and liabilities of its Medical Products and Services Division, or the “Non-PBM Business” (as defined in the Agreement), including the equity interests of its subsidiaries ZoneCare USA of Delray, LLC, and SelectMRI, LLC, to Group, a newly created subsidiary of MSC, pursuant to the terms of a Restructuring Agreement to be entered into by and between MSC and Group, and (ii) simultaneously with the closing under the Agreement (a) the Company will pay a dividend to the Parent in the form of 100% of the outstanding shares of Group, (b) Express will pay the purchase price to the Parent (a portion of which shall be directly paid at the Parent’s instruction to the Parent’s obligors as described below), and (c) the Parent will transfer all of the outstanding shares of Common Stock of the Company to Express.

The Agreement provides that, subject to the satisfaction of closing conditions contained therein, Express will acquire 100% of the outstanding shares of MSC for an aggregate cash purchase price of $248 million, subject to potential working capital adjustments. A portion of the aggregate cash purchase price will be utilized by the Parent to pay and satisfy in full (a) transaction expenses of the Company and the Parent and (b) certain debt obligations of the Company, including outstanding bonds in a principal amount of $150 million plus prepayment penalties and accrued interest, as well as a revolving credit agreement with an outstanding balance of approximately $21 million. In addition, $20 million of the aggregate cash purchase price will be held in escrow in order to satisfy certain indemnification obligations of the Parent and Group to Express and to fund any of the Parent’s obligations under post-closing purchase price adjustments.

The Company, the Parent and Express made certain representations and warranties as set forth in the Agreement. Covenants were also made by the respective parties, including among other matters, an agreement by the Parent and the Company not to solicit offers for the sale of PBM, an agreement by the Parent not to compete against PBM follow the closing, so long as such restriction does not impair Seller or Group from engaging in the Non-PBM Business, and an agreement by the Parent not to solicit business or employees of PBM for a period of time following the closing of the transactions contemplated by the Agreement. The Parent and Group, on the one hand, and Express, on the other hand, have agreed to indemnify the other party for certain losses arising out of breaches of the representations, warranties and covenants set forth in the Agreement. In addition, the Parent and Group have agreed, among other matters, to indemnify Express for certain losses related to the contribution and distribution of the Non-PBM Business. Neither party may terminate the Agreement except (1) by mutual written consent, (2) by Express if the Parent or the Company breach a representation, warranty or covenant in any material respects and reasonable steps are not taken to cure such breach, or if the closing of the transactions contemplated by the Agreement has not occurred by August 31, 2008 (as may be extended in accordance with the terms of the Agreement, the “Expiration Date”) by reason of the Parent or the Company failing to satisfy their closing conditions, or (3) by the Parent if Express breaches a representation, warranty or covenant in any material respects and reasonable steps are not taken to cure such breach, or if the closing has not occurred by the Expiration Date by reason of Express failing to satisfy its closing conditions contained in the Agreement.

At the closing of the transactions contemplated by the Agreement, Group will enter into a Transition Services Agreement with the Company for the provision of post-closing transitional services between the Company and Group.

The description set forth above is subject to, and qualified by, the terms of the Agreement, a copy of which is attached as Exhibit 2.3.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

2.3	Acquisition Agreement, dated June 12, 2008, by and among MSC – Medical Services Company, MCP-MSC Acquisition, Inc., MSC Group, Inc. and Express Scripts, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2008	MSC – MEDICAL SERVICES COMPANY

/s/ Joseph P. Delaney
Joseph P. Delaney
President and CEO

Exhibit Index

Exhibit Number	Description
2.3	Acquisition Agreement, dated June 12, 2008, by and among MSC – Medical Services Company, MCP-MSC Acquisition, Inc., MSC Group, Inc. and Express Scripts, Inc.